Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear elsewhere in our filings with the Securities and Exchange Commission. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere particularly in the section titled “Risk Factors”.

Prior to October 15, 2020, we were known as Forum Merger II Corporation (“Forum”). On October 15, 2020, Forum completed the Business Combination with Myjojo, a private company. For accounting purposes, Forum was deemed to be the acquired entity in the Business Combination.

Overview

We are a rapidly growing plant-based food company with operations in the United States and Italy, offering a broad portfolio of frozen, plant-based food products in private label and under the “Tattooed Chef” brand. We provide plant-based meals and snacks including, but not limited to, acai and smoothie bowls, zucchini spirals, riced cauliflower, vegetable bowls and cauliflower crust pizza to leading club store and food retailers in the United States.

Our revenue for the nine months ended September 30, 2020 was approximately $108.9 million, which represents an 87.4% increase from the nine months ended September 30, 2019 revenue of $58.1 million. Revenue for the three months ended September 30, 2020 was approximately $41.0 million, which represents a 65.3% increase from revenue for the three months ended September 30, 2019 of $24.8 million. As of September 30, 2020, our products were sold in approximately 7,200 club and grocery outlets in the United States. Our innovative plant-based products taste great and offer consumers a diverse portfolio of wholesome, clean label items that are convenient, without sacrificing on quality, nutritional value or freshness.

During nine months ended September 30, 2020, we sold a substantial portion of our products to three customers, which accounted for approximately 87% of our revenue for that period. Management believes our relationships with these customers are strong, and none have indicated any intent to cease or reduce the volume of business they do with us. As we grow “Tattooed Chef,” we expect to expand our sales and marketing team by adding more dedicated personnel to service additional retail customers. We are also adding outside sales representatives and brokers to extend our sales efforts. These efforts to add retail customers could partially mitigate customer concentration risk.

Segment Information

We have one operating segment and one reportable segment, as our chief decision maker, our Chief Executive Officer, reviews financial information on an aggregate basis for purposes of allocating resources and evaluating financial performance.

Trends and Other Factors Affecting Our Operating Performance

Our management team monitors the following trends and factors that could impact our operating performance.

●	Revenue Strategy — Historical growth has been predominately driven by sales of private label products. However, our current strategy is to grow sales of “Tattooed Chef” branded products, which have increased from approximately 4% of revenue in Fiscal 2018 to approximately 22% of revenue in Fiscal 2019 to approximately 56% of revenue in the nine months ended September 30, 2020. We expect growth of “Tattooed Chef” sales to continue to outpace that of private label; accordingly, we are in the process of developing and executing a detailed marketing strategy.

●	Long-Term Consumer Trends, and Demand — We participate in the large $55 billion North American frozen food category. We believe our innovative food offerings converge with consumer trends and demands for great-tasting, wholesome, plant-based foods made from sustainably sourced ingredients, including preferences for flexitarian, vegetarian, vegan, organic, and gluten-free lifestyles. We expect consumer trends towards these healthier lifestyles to continue.

●	Competition — We compete with companies that operate in the highly competitive plant-based and frozen food segments, many of which have greater financial resources. We believe that principal competitive factors in this category include, among others, taste, nutritional profile, ingredients, cost and convenience.

●	Operating Costs — Our operating costs include raw materials, direct labor and other wages and related benefits, manufacturing overhead, selling, distribution, and other general and administrative expenses. We manage the impact of these operating costs on our business through select raw material contracts with growers and cooperatives in Italy that allow us to better control ingredient costs. We anticipate operating expenses to increase as a result of operating as a public company.

●	Sales and Marketing Costs — As we grow our “Tattooed Chef” product portfolio, we expect to expand our sales and marketing team by adding more dedicated personnel to service additional retail customers. We are also adding outside sales representatives and brokers to expand our sales efforts. Marketing expenditures are expected to be primarily on product demonstration allowances, slotting fees (as we expand to retail grocery stores) and other similar in-store marketing costs. Some of these expenses will be categorized as net deductions to revenue under Generally Accepted Accounting Principles (“GAAP”) as opposed to marketing expense. As we expand and grow revenue, we are also building out a brand management team (to support Ms. Galletti, who oversees all “Tattooed Chef” marketing efforts) to focus on social media, digital and other marketing functions.

●	Commodity Trends — Our profitability depends, among other things, on our ability to anticipate and react to raw material and food costs. We source our vegetables from a number of growing regions within Italy, and North and South America. The prices of vegetables are subject to many factors beyond our control, such as the number and size of growers that produce crops, the vagaries of these farming businesses (including poor harvests due to adverse weather conditions, natural disasters and pestilence), changes in national or world economic conditions, political events, tariffs, trade wars or other conditions in Italy, North America, or South America.

●	Debt Obligations — We regularly evaluate our debt obligations, which primarily consist of a line of credit. As of September 30, 2020 the outstanding balance on the line of credit was $19.7 million as compared to outstanding balances as of December 31, 2019 and December 31, 2018 of $10.0 million and $7.0 million, respectively. The borrowing base is $25.0 million.

●	Currency Hedging — We currently incur some costs and expenses in Euros and expects in the future to incur additional costs and expenses in that currency. As a result, revenues and results of operations are subject to foreign exchange fluctuations. Effective as of the second quarter of 2020, we utilize currency hedging (or purchases forward currency contracts) to mitigate currency exchange rate fluctuations.

●	Acquisitions — We are primarily focused on organic business growth rather than growth through acquisitions; however, we will consider any opportunities that are strategically aligned with our mission and needs.

●	COVID-19 — The novel coronavirus (COVID-19), which was categorized by the World Health Organization as a pandemic on March 11, 2020, continues to significantly impact the United States and the rest of the world, and has impacts on the consumption, distribution and production of our products. While producers of food products are generally deemed “essential industries” by federal, state, and local governments and are exempt from certain COVID-19-related restrictions on business operations, we are taking necessary preventive actions and implementing additional measures to protect our employees who are working on and off site, including implementing a series of physical distancing and hygienic practices to further support the health and safety of our employees in compliance with suggested Personal Protective Equipment guidelines per United States Centers for Disease Control and World Health Organization, including mandatory face coverings, increased hand washing and significantly increased sanitation of hard surfaces. Our management team continues to meet regularly and monitor customer and consumer demands, in addition to guidance from local, national, and international health agencies, and will adapt our plans as needed to continue to meet these demands.

To mitigate any potential impact of COVID-19 on our business operations and results thereof, we have diversified our suppliers of raw materials and keep close contact with them to anticipate any problems with keeping up with the demand for our products. We have expanded our supplier base so that we no longer rely on a sole source supplier for any of our raw materials. In this way, we are able to ensure we are getting competitive prices and reduce the risk of supply interruptions. To date, there has been no impact on our liquidity, and we have not had the need to raise capital, reduce our capital expenditures, or modify any terms or contractual arrangements in response to COVID-19. Any changes in our operations have been due to the growth of our business, which was planned prior to the pandemic.

Further, on October 15, 2020, we successfully completed the Business Combination with Forum, providing us with additional funding to repay our debts and further support our operations. While we have thus far been successful in navigating the challenging environment that COVID-19 has presented, the extent to which this pandemic will adversely impact our business, financial condition and results of operations is dependent upon various factors, many of which are highly uncertain and outside our control. However, we believe that we are still well-positioned to continue to overcome and adapt to the challenges that have been presented by this pandemic to our operations and overall activities.

Use of Adjusted EBITDA

We seek to achieve profitable, long term growth by monitoring and analyzing key operating metrics, including Adjusted EBITDA. Our management team uses this non-GAAP financial metric and related computations to evaluate and manage our business and to plan and make near and long-term operating and strategic decisions. We believe this non-GAAP financial metric is useful to investors to provide supplemental information in addition to the GAAP financial results. Our management team reviews the use of our primary key operating metrics from time-to-time. Adjusted EBITDA is not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to similarly titled measures of performance of other companies in other industries or within the same industry. We believe it is useful to provide investors with the same financial information that it uses internally to make comparisons of historical operating results, identify trends in underlying operating results, and evaluate its business. Reconciliations between GAAP and non-GAAP financial measures are provided in “Non-GAAP Financial Measures,” which appears later in this section.

Results of Operations

The following table sets forth selected items in our consolidated financial data in dollar amounts and as a percentage of revenue for the period represented:

Three Months Ended September 30, 2020 Compared to Three Months Ended September 30, 2019

	Three Months Ended
	Sept. 30, 2020	Sept. 30, 2019	Sept. 30, 2020	Sept. 30, 2019
	(in ,000 USD, except %s)
Revenue	100.0%	100.0%	$40,962	$24,786
Cost of goods sold	90.8%	81.8%	$37,180	$20,276
Gross profit	9.2%	18.2%	$3,782	$4,510
Operating expenses	17.5%	9.5%	$7,187	$2,354
Income (loss) from operations	8.3%	8.7%	$(3,405)	$2,156
Interest expense	0.5%	0.6%	$188	$155
Other income	2.0%	—%	$825	$—
Income (loss) before provision for income taxes	6.8%	8.1%	$(2,768)	$2,001
Provision for income taxes	1.2%	0.7%	$492	$162
Net income (loss)	8.0%	7.4%	$(3,260)	$1,839
Other comprehensive loss, net	1.4%	0.8%	$(584)	$(192)
Adjusted EBITDA	3.6%	9.4%	$1,463	$2,332

Revenue

Total revenue increased by $16.2 million, or 65.3%, to $41.0 million for the three months ended September 30, 2020 as compared to $24.8 million for the three months ended September 30, 2019. The revenue increase was primarily driven by a $16.8 million increase in sales of “Tattooed Chef” branded products, offset by a $0.1 million decrease in sales of private label products and $0.5 million decrease in legacy fish and commodity vegetable products for select private label retailers. The increase in Tattooed Chef branded products resulted from expansion in the number of U.S. distribution points, as well as increased volume at existing retail customers of our existing portfolio of products and new product introductions including Acai Bowls, Spring Vegetable Blends, Buffalo Cauliflower, and other value-add rice cauliflower meals.

Cost of Goods Sold

Cost of goods sold increased $16.9 million, or 83.4%, to $37.2 million for the three months ended September 30, 2020, as compared to $20.3 million for the three months ended September 30, 2019, due primarily to the increase in volume of products manufactured, stored and shipped, resulting in increased costs of raw materials (in absolute dollars), direct labor and additional freight and storage costs.

Gross Profit and Gross Margin

Gross profit declined by $0.7 million, or 16.1%, to $3.8 million for the three months ended September 30, 2020 as compared to $4.5 million for the three months ended September 30, 2019. Gross margin in the three months ended September 30, 2020 was 9.2% compared with 18.2% in the three months ended September 30, 2019. The decline in both gross profit and gross margin was primarily due to the $1.4 million promotional program with the key club customer which did not occur in the prior year period, and increased shipping and storage costs in the current year versus the prior year. We anticipate our gross margin varying from quarter-to-quarter based on various factors including, but not limited to seasonality, product mix, promotional programs and timing of inventory production and shipments from our manufacturing facility in Italy.

Operating Expenses

Operating expenses increased $4.8 million, or 205.3%, to $7.2 million for the three months ended September 30, 2020 as compared to $2.4 million for the three months ended September 30, 2019, primarily due to a $4.6 million increase in nonrecurring expenses related to the Business Combination, as well as a $0.7 million increase in sales and marketing expenses resulting from a shift in focus to building the Tattooed Chef brand and initiatives to accelerate sales to retail grocery store outlets. As a percentage of revenue, total operating expenses were 17.5% for the three months ended September 30, 2020 as compared to 9.5% for the prior comparative period. Excluding the $4.6 million of transaction expenses, operating expenses for the three months ended September 30, 2020 would have been $2.5 million or 6.2% of sales. We anticipate operating expenses, excluding transaction expenses, to increase as we expand our customer base, increase travel and selling schedule, and build infrastructure to support operation as a public company after the Closing.

Interest Expense

Interest expense for the three months ended September 30, 2020 of $0.2 million was only slightly higher than the prior year period due to similar average balances our credit facility.

Other Income

Other income consisted of gains from derivative contracts purchased as a hedge against currency fluctuation. We had no such derivative contracts during the three months ended September 30, 2019.

Provision for Income Taxes

Prior to the completion of the Business Combination, we elected to be taxed as an S corporation for federal and state income tax purposes. Accordingly, our taxable income for federal and certain state purposes is attributed to, and reported by, our stockholders. We are subject to state franchise tax.

Our Italian operations are subject to foreign taxes applicable to its income derived in Italy. These taxes include income tax.

The increase in the provision for income taxes for the three months ended September 30, 2020 as compared to the three months ended September 30, 2019 is attributable to a significant improvement in net income in Ittella Italy. The income tax rate for the three months ended September 30, 2019 also reflects our utilization of tax benefits.

Net Income (loss)

Net loss of ($3.3) million for the three months ended September 30, 2020 was due primarily to the significant transaction expenses described in “Operating Expenses” above. No such expenses occurred in the three months ended September 30, 2019.

Other Comprehensive Loss, Net

Other comprehensive income (loss), net, represents the unrealized gain or loss of the Euro currency translation resulting from income statement accounts that are translated to U.S. dollars based on an average monthly exchange rate. Balance sheet accounts are translated to U.S. dollars at the balance sheet date.

Adjusted EBITDA

Adjusted EBITDA for the three months ended September 30, 2020 of $1.5 million decreased $0.9 million as compared to the $2.3 million in the three months ended September 30, 2019. The decrease in Adjusted EBITDA was due to the lower gross profit as explained in the “Gross Profit and Gross Margin” section above. For a reconciliation of Adjusted EBITDA to net income, see “— Non-GAAP Financial Measures — Adjusted EBITDA”.

Nine Months Ended September 30, 2020 Compared to Nine Months Ended September 30, 2019

	Nine Months Ended
	Sept. 30, 2020	Sept. 30, 2019	Sept. 30, 2020	Sept. 30, 2019
	(in ,000 USD, except %s)
Revenue	100.0%	100.0%	$108,896	$58,117
Cost of goods sold	84.6%	83.0%	$92,126	$48,263
Gross profit	15.4%	17.0%	$16,770	$9,854
Operating expenses	10.7%	9.6%	$11,645	$5,592
Income from operations	4.7%	7.3%	$5,125	$4,262
Interest expense	0.5%	0.8%	$569	$493
Other income	1.0%	—%	$1,113	$—
Income before provision for income taxes	5.1%	6.5%	$5,669	$3,769
Provision for income taxes	1.6%	0.6%	$1,775	$346
Net income	3.6%	5.9%	$3,894	$3,423
Other comprehensive loss, net	0.2%	0.4%	$(201)	$(212)
Adjusted EBITDA	9.7%	8.2%	$10,588	$4,739

Revenue

Total revenue increased by $50.8 million, or 87.4%, to $108.9 million for the nine months ended September 30, 2020 as compared to $58.1 million for the nine months ended September 30, 2019. The revenue increase was primarily driven by a $51.1 million increase in sales of “Tattooed Chef” branded products and a small ($1.4 million) increase in sales of private label products. The increase in Tattooed Chef branded products resulted from expansion in the number of U.S. distribution points, as well as increased volume at existing retail customers of our existing portfolio of products and new product introductions including Acai Bowls, Spring Vegetable Blends, Buffalo Cauliflower, and other value-add rice cauliflower meals. This increase was partially offset by a $1.8 million decline in legacy, fish and commodity vegetable products for select private label retailers.

Cost of Goods Sold

Cost of goods sold increased $43.9 million, or 90.9%, to $92.1 million for the nine months ended September 30, 2020, as compared to $48.3 million for the nine months ended September 30, 2019, due primarily to the increase in volume of products manufactured, stored and shipped, resulting in increased costs of raw materials (in absolute dollars), direct labor and additional freight and storage costs.

Gross Profit and Gross Margin

Gross profit increased $6.9 million, or 70.2%, to $16.8 million for the nine months ended September 30, 2020 as compared to $9.9 million for the nine months ended September 30, 2019. Gross margin in the nine months ended September 30, 2020 was 15.4% compared with 17.0% in the nine months ended September 30, 2019. The decline in gross margin was primarily due to the promotional program with the key club customer that did not occur in the prior year period and to increased shipping and storage costs in the current year versus the prior year.

Operating Expenses

Operating expenses increased $6.1 million, or 108.2%, to $11.6 million for the nine months ended September 30, 2020 as compared to $5.6 million for the nine months ended September 30, 2019, primarily due to $4.8 million in nonrecurring expenses related to the Business Combination, as well as a $2.1 million increase in sales and marketing expenses resulting from a shift in focus to building the Tattooed Chef brand and initiatives to accelerate sales to retail grocery store outlets. As a percentage of revenue, total operating expenses was 10.7% for the nine-months ended September 30, 2020 as compared to 9.6% for the prior comparative period. Excluding the $4.8 million of transaction expenses, operating expenses for the nine months ended September 30, 2020 would have been $6.9 million or 6.3% of sales. We anticipate operating expenses, excluding transaction expenses, to increase as we expand our customer base, increase travel and selling schedule, and build infrastructure to support operation as a public company after the Closing.

Interest Expense

Interest expense for the nine months ended September 30, 2020 increased slightly, to $0.6 million from $0.5 million for the nine months ended September 30, 2019, due to our increased average debt balances, which was partially offset by a lower average interest rates compared to the prior period.

Other Income

Other income consisted of gains from derivative contracts purchased as a hedge against currency fluctuation. We had no such derivative contracts during the nine-months ended September 30, 2019.

Provision for Income Taxes

Prior to the completion of the Business Combination, we elected to be taxed as an S corporation for federal and state income tax purposes. Accordingly, our taxable income for federal and certain state purposes is attributed to, and reported by, our stockholders. We are subject to state franchise tax.

Our Italian operations are subject to foreign taxes applicable to its income derived in Italy. These taxes include income tax.

The increase in the provision for income taxes for the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019 is attributable to a significant improvement in net income in Ittella Italy. The effective income tax rate increased from 9.2% for the nine months ended September 30, 2019 to 31.3% for the nine months ended September 30, 2020. The income tax rate for the nine months ended September 30, 2019 reflect our utilization of tax benefits.

As a result of the Business Combination, we will transition from our S corporation status to a C corporation, which we anticipate will significantly increase our income tax expenses for subsequent periods.

Net Income

Net income of $3.9 million for the nine months ended September 30, 2020 was reduced by the significant transaction expenses described in “Operating Expenses” above, but still increased $0.5 million compared with $3.4 million for the nine months ended September 30, 2019.

Other Comprehensive Income (Loss), Net

Other comprehensive income (loss), net, represents the unrealized gain or loss of the Euro currency translation resulting from income statement accounts that are translated to U.S. dollars based on an average monthly exchange rate. Balance sheet accounts are translated to U.S. dollars at the balance sheet date.

Adjusted EBITDA

Adjusted EBITDA increased by $5.8 million, or 123.4%, to $10.6 million for the nine months ended September 30, 2020 as compared to $4.7 million for the nine months ended September 30, 2019. The improvement in Adjusted EBITDA was primarily the result of the increase in revenues, gross profit and operating expense leverage compared to the prior comparative period. For a reconciliation of Adjusted EBITDA to net income, see “— Non-GAAP Financial Measures — Adjusted EBITDA”.

Non-GAAP Financial Measures

We use non-GAAP financial information and believe it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in operating results, and provide additional insight on how the management team evaluates the business. Our management team uses Adjusted EBITDA to make operating and strategic decisions evaluate performance and comply with indebtedness related reporting requirements. Below are details on this non-GAAP measure and the non-GAAP adjustments that the management team makes in the definition of Adjusted EBITDA. The adjustments generally fall within the categories of non-cash items, acquisition and integration costs, and business transformation initiatives, financing related costs and operating costs of a non-recurring nature. We believe this non-GAAP measure should be considered along with net income, the most closely related GAAP financial measure. Reconciliations between adjusted EBITDA and net income are below, and discussion regarding underlying GAAP results throughout this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

As new events or circumstances arise, the definition of Adjusted EBITDA could change. When the definitions change, we will provide the updated definition and present the related non-GAAP historical results on a comparable basis.

Adjusted EBITDA Reconciliation

We define EBITDA as net income before interest, taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by adding back non-recurring expenses and other non-operational charges. Adjusted EBITDA is one of the key performance indicators we use in evaluating our operating performance and in making financial, operating, and planning decisions. We believe Adjusted EBITDA is useful to the users of this proxy statement in the evaluation of our operating performance.

The following table provides a reconciliation from Net Income to Adjusted EBITDA for the three months ended September 30, 2020, the three months ended September 30, 2019, the nine months ended September 30, 2020 and the nine months ended September 30, 2019:

	Nine Months Ended		Three Months Ended
(in thousands)	Sept. 30, 2020 (unaudited)	Sept.30, 2019 (unaudited)	Sept. 30, 2020 (unaudited)	Sept. 30, 2019 (unaudited)
Net income (loss)	$3,894	$3,423	$(3,260)	$1,839
Interest	$569	$493	$188	$155
Taxes	$1,775	$346	$492	$162
Depreciation & amortization	$693	$477	$222	$176
EBITDA	$6,931	$4,739	$(2,358)	$2,332
Adjustments
Gain on foreign currency forward contracts	$(1,113)	$—	$(825)	$—
Non-recurring transaction expenses	$4,770	$—	$4,646	$—
Total Adjustments	$3,657	$—	$3,821	$—
Adjusted EBITDA	$10,588	$4,739	$1,463	$2,332

Pricing Policies

We negotiate different prices at our different club and retail customers based on product quantity and packaging configuration. At this time, we do not expect to adjust product prices from the current levels. However, we do acknowledge that competitive pressures, such as the introduction of additional plant-based products by our competitors, may require us to lower prices, increase marketing and advertising expenditures, or increase the use of discounting or promotional campaigns, each of which may affect its margins, operating results or profitability.

Seasonality

Historically, we experienced greater demand for certain products of ours during the third and fourth quarters, primarily due to increased demand in the summer season and increased holiday orders from retailers and club stores. We expect that seasonality in revenue will decrease as our business grows and additional products are introduced.

Liquidity and Capital Resources

As of September 30, 2020, we had $3.2 million of cash. We believe that our cash, availability under our credit line (See “— Indebtedness” below), cash resulting from the Business Combination, and cash flows from operations, will be sufficient to support our planned operations for at least the next 12 months. We finance our operations and capital expenditures through a combination of internally generated cash from operations and the ability to draw on our line of credit. Our current working capital needs are to support accounts receivable growth, manage inventory to meet demand forecasts and support operational growth. Our long-term financial needs primarily include working capital requirements, capital expenditures, and fulfilling any scheduled repayment of existing indebtedness. We may also pursue strategic acquisition opportunities that may impact our future cash requirements. There are a number of factors that may negatively impact our available sources of funds in the future including the ability to generate cash from operations and borrow on our debt facilities. The amount of cash generated from operations is dependent upon factors such as the successful execution of our business strategy and general economic conditions.

We may opportunistically raise debt capital, subject to market and other conditions. Additionally, as part of our growth strategies, we may also raise debt capital for strategic alternatives and general corporate purposes. If additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, operating results, and financial condition may be adversely affected.

Indebtedness

Our line of credit provides for borrowings up to (a) 90% of the net amount of eligible accounts receivables; plus, (b) the least of (i) the sum of: (A) 50% of the net amount of eligible inventory; plus (B) 45% of the net amount of eligible in-transit inventory; (ii) $5.0 million; or (iii) 50% of the aggregate amount of revolving loans outstanding, minus (C) the sum of all reserves. This line of credit is secured by substantially all of our assets. Outstanding borrowings under this line of credit bear interest at the sum of (i) the higher of the prime rate or LIBOR plus 2.0% and (ii) 1%. As of September 30, 2020, approximately $19.7 million was drawn on this line of credit and the borrowing base was the full $25.0 million.

In September 2018, we exercised an option within this line of credit to enter into a promissory note with a financial institution in the amount of $1,000,000. The note accrues interest at the sum of (i) the higher of the prime rate or LIBOR plus 2.0% and (ii) 1.5% and has a maturity date of May 2021. The note is secured by substantially all of our assets.

Liquidity

We generally fund our short- and long-term liquidity needs through a combination of cash on hand, cash flows generated from operations, and available borrowings under our line of credit (See “Liquidity and Capital Resources — Indebtedness” above). Our management regularly reviews certain liquidity measures to monitor performance. Following the Business Combination, we have reviewed our liquidity measures and will provide additional policy guidance within our next reporting period.

Cash Flows

The following table presents the major components of net cash flows from and used in operating, investing and financing activities for the nine months ended September 30, 2020 and 2019:

(in thousands)	September 30, 2020	September 30, 2019
Cash (used in) provided by:
Operating Activities	$1,820	$(2,577)
Investing Activities	$(5,921)	$(2,162)
Financing Activities	$3,303	$8,123

Operating Activities

For the nine months ended September 30, 2020, we realized net income of $3.9 million. Net cash was reduced by a $7.7 million increase in accounts receivable due to increased sales volume and a $9.9 million increase in inventory to meet anticipated growth in sales, offset by a $15.4 million increase in accounts payable and accrued expenses. All other changes in operating assets and liabilities and non-cash adjustments netted to zero, causing net cash provided in operating activities to be $1.8 million

For the nine months ended September 30, 2019, we realized net income of $3.4 million. Net cash was reduced by a $4.0 million increase in inventory to meet growth in anticipated sales and a $2.9 million increase in accounts receivable resulting from that growth and $0.5 million increase in prepaid expenses and other current assets, partially offset by a $0.8 million increase in accounts payable and accrued expenses and by a $0.5 million increase in depreciation and amortization expense.

We anticipate that our depreciation and amortization expense will increase in in the fourth quarter of 2020 and for future periods based on capital expenditures on property, plant and equipment made in 2019 and 2020 to date, and expected capital expenditures during the remainder of 2020 and in 2021 to expand production capabilities in both the Italy and California facilities.

Investing Activities

Net cash used in investing activities relates to capital expenditures to support growth and investment in property, plant and equipment to expand production capacity, tenant improvements, and to a lesser extent, replacement of existing equipment.

For the nine months ended September 30, 2020, net cash used in investing activities was $5.9 million resulting from a continued investment in manufacturing facility tenant improvements and manufacturing equipment to support production capacity expansion projects at both our California and Italy locations.

For the nine months ended September 30, 2019, net cash used in investing activities was $2.2 million and consisted of cash outflows for manufacturing facility tenant improvements and manufacturing equipment at both our California and Italy locations.

Financing Activities

For the nine months ended September 30, 2020, net cash provided by financing activities was about $3.3 million primarily attributable to a $9.7 million increase in our borrowings under our credit facility to support working capital requirements to fund growth, partially offset by $5.6 million in tax distributions to stockholders.

For the nine months ended September 30, 2019, net cash provided by financing activities was $8.1 million, primarily consisting of $6.0 million in capital contributions resulting from the 12.5% minority investment by UMB, and $1.8 million of borrowings under our credit facility to support working capital requirements to fund growth, partially offset by $0.5 million in repayment of non-related party debt.

Contractual Obligations and Commitments

In connection with the closing of the Business Combination, we will be required to pay certain transaction costs, which are classified as current obligations as of September 30, 2020. See Note 17 to our unaudited interim condensed consolidated financial statements included elsewhere in this amended Super 8-K for a summary of our commitments as of September 30, 2020.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities that would be considered off-balance sheet arrangements as of September 30, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, that have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Qualitative and Quantitative Disclosures About Market Risk

We are exposed to certain market risks in the ordinary course of business. These risks primarily consist of interest rates, raw material prices and foreign exchange risk as follows:

Interest Rate Risk

We are subject to interest rate risk in connection with our line of credit with Marquette Business Credit, LLC. See “— Liquidity and Capital Resources — Indebtedness” above. Based on the average interest rate on this line of credit during the nine-months period ended September 30, 2020 and to the extent that borrowings were outstanding, we do not believe that a 1.0% change in the interest rate would have a material effect on its results of operations or financial condition.

Raw Material Risk

Our profitability depends, among other things, on our ability to anticipate and react to raw material and food costs. We source our vegetables from a number of growing regions within Italy, North and South America. The prices of vegetables are subject to many factors beyond our control, such as the number and size of growers that produce crops, the vagaries of these farming businesses (including poor harvests due to adverse weather conditions, natural disasters and pestilence), changes in national or world economic conditions, political events, tariffs, trade wars or other conditions in Italy, North or South America.

Prior to each growing season, we obtain written commitments as to quantity and price from a number of growers in order to mitigate price volatility, who commit to supply our projected needs, which commitments are then followed by written purchase orders closer to the start of the harvest season. When necessary (whether as a result of greater than anticipated demand from our customers, or poor crop yields due to inclement weather, infestation and the like), we have been able to obtain substitute or additional product from other sources or on the spot market on satisfactory terms.

We engage the services of an agronomist to assist in managing forecasting and scheduling to help provide us with a consistent supply of crops throughout the growing season to support our year-round production schedule. We continue to expand our supply chain to help ensure the certainty of supply of the highest quality raw materials, and believe there to be ample supply in the market of our key supply inputs.

Foreign Exchange Risk

We are exposed to fluctuations in foreign exchange risk related primarily to third-party purchases (such as ingredient purchases) and transactions with our Italian operations. Additionally, we are exposed to volatility in the translation of the Euro to U.S. dollars. The impact of possible Euro devaluations can impact our results and financial guidance. Effective during the second quarter of 2020, we implemented a hedging program related to Euro forward contracts.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements which have been prepared in accordance with U.S. GAAP. In preparing our financial statements, we make estimates, assumptions, and judgments that can have a significant impact on our reported revenue, results of operations, and comprehensive net income or loss, as well as on the value of certain assets and liabilities on our balance sheet during, and as of, the reporting periods. These estimates, assumptions, and judgments are necessary and are made based on our historical experience, market trends and on other assumptions and factors that we believe to be reasonable under the circumstances because future events and their effects on our results of operations and value of our assets cannot be determined with certainty. These estimates may change as new events occur or additional information is obtained. We may periodically be faced with uncertainties, the outcomes of which are not within our control and may not be known for a prolonged period of time. Because the use of estimates is inherent in the financial reporting process, actual results could differ from those estimates or assumptions.

The critical accounting estimates, assumptions, and judgments that we believe have the most significant impact on our consolidated financial statements are described below.

Revenue Recognition

We sell plant-based meals and snacks including, but not limited to, acai and smoothie bowls, zucchini spirals, riced cauliflower, vegetable bowls and cauliflower crust pizza primarily in the U.S. and Italy. All of our revenue relates to contracts with customers. Our accounting contracts are from purchase orders or purchase orders combined with purchase contracts. Revenue recognition is completed on a point in time basis when product control is transferred to the customer. In general, control transfers to the customer when the product is shipped or delivered to the customer based upon applicable shipping terms. Customer contracts generally do include more than one performance obligation and the performance obligations in our contracts are satisfied within one year. No payment terms beyond one year are granted at contract inception.

Most contracts also include some form of variable consideration. The most common forms of variable consideration include discounts and demonstration costs. Variable consideration is treated as a reduction in revenue when product revenue is recognized. Depending on the specific type of variable consideration, we use either the expected value or most likely amount method to determine the variable consideration. We review and update our estimates and related accruals of variable consideration each period based on the terms of the agreements, historical experience, and any recent changes in the market.

Accounts Receivable

Accounts receivable are recorded at invoiced amounts. We extend credit to our customers based on an evaluation of a customer’s financial condition and collateral is generally not required. We maintain an allowance for doubtful accounts for estimated uncollectible accounts receivable. The allowance is based on our assessment of known delinquent accounts, historical experience, and other currently available evidence of the collectability and the aging of accounts receivable. Although management believes the current allowance is sufficient to cover existing exposures, there can be no assurance against the deterioration of a major customer’s creditworthiness, or against defaults that are higher than what has been experienced historically.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Valuation Allowances for Deferred Tax Assets

We establish an income tax valuation allowance when available evidence indicates that it is more likely than not that all or a portion of a deferred tax asset will not be realized. In assessing the need for a valuation allowance, we consider the amounts and timing of expected future deductions or carry forwards and sources of taxable income that may enable utilization. We maintain an existing valuation allowance until enough positive evidence exists to support its reversal. Changes in the amount or timing of expected future deductions or taxable income may have a material impact on the level of income tax valuation allowances. Our assessment of the realizability of the deferred tax assets requires judgment about its future results. Inherent in this estimation is the requirement for us to estimate future book and taxable income and possible tax planning strategies. These estimates require us to exercise judgment about our future results, the prudence and feasibility of possible tax planning strategies, and the economic environment in which it does business. It is possible that the actual results will differ from the assumptions and require adjustments to the allowance. Adjustments to the allowance would affect future net income.